Exhibit 10.3

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT
THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (“Second Amendment”) is made and entered into effective as of the 10th day of January, 2014 by and between NIKKEN, INC., a California corporation (“Seller”), and MASIMO CORPORATION, a Delaware corporation (“Buyer”).
R E C I T A L S
A.Seller and Buyer have entered into that certain Agreement of Purchase and Sale Agreement and Escrow Instructions dated November 1, 2013 (“Original Purchase Agreement”), as amended by that certain First Amendment to Purchase and Sale Agreement dated January 8, 2014 (the “First Amendment”, and collectively with the Original Purchase Agreement referred to as the “Agreement”), relative to the sale/purchase of that certain real property located at 52 Discovery Way, Irvine, California (the “Property”).

B.Seller and Buyer desire to further amend the Agreement to among other things further extend the Feasibility Period on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree to further amend the Purchase Agreement as follows:
1.Definitions. Any capitalized term used, but not defined, herein shall have its respective meaning as set forth in the Agreement.

2.Feasibility Period Adjustment. The parties hereby agree to further extend the expiration of the Feasibility Period set forth in Section 1.12 of the Original Purchase Agreement, from 5:00PM (Pacific Time) on January 10, 2014 to 5:00PM (Pacific Time) on Monday, March 10, 2014. All references to the Feasibility Period shall mean the Feasibility Period as extended by the terms of this Second Amendment.

3.Closing Date Adjustment. The parties hereby agree to extend the Closing Date set forth in Section 1.6 of the Original Purchase Agreement, from Friday, March 7, 2014, to the date that is sixty (60) days after the date on which Buyer delivers to Seller the Approval Notice pursuant to Section 3.2.3 of the Agreement; provided, however, in the event the sixtieth (60th) day following the delivery of the Approval Notice falls on a non-Business Day, Buyer shall specify in the Approval Notice that the Closing shall occur within two (2) Business Days after such sixtieth (60th) day. All references to the Closing Date shall mean the Closing Date as extended by the terms of this Second Amendment.

4.Closing Statement Repair Credit. The parties hereby agree and instruct Escrow Holder that Closing Statements to be prepared by Escrow Holder shall reflect a debit to Seller and a credit to Buyer in the amount of Seventy Five Thousand and No/100s Dollars ($75,000.00), which amount shall be credited to Buyer at the Closing in satisfaction of the roof repair issues raised by Buyer in that certain letter from Buyer’s broker to Seller’s broker dated December 23, 2013.

5.Limited Approval of Feasibility Matters. Except as to Buyer’s investigation and evaluation of the number of vehicle trips available for the Property in connection with the City of Irvine’s Transportation Performance Monitoring Program and related governing rules and regulations imposed by Governmental Agencies and The Irvine Company (the “Trips Issue”), Buyer hereby approves of the other Feasibility Matters related to the Property. For clarity, Buyer and Seller agree that, from the date of this Second Amendment until the expiration of the Feasibility Period (as extended hereby), Buyer’s election to terminate this Agreement by sending a Termination Notice, or otherwise failing to send an Approval Notice, prior to the expiration of the Feasibility Period, shall be due to Buyer not being satisfied, in Buyer’s sole and absolute discretion, with the Trips Issue, prior to the expiration of the Feasibility Period.

In the event Buyer so terminates the Agreement, the terms and conditions of Section 3.2.4 of the Original Agreement shall apply.

6.Seller’s Cooperation. In addition to the reasonable cooperation to be provided by Seller pursuant to Section 3.3.2 of the Agreement in connection with the Proposed Governmental Approvals, if Buyer delivers the Approval Notice to Seller prior to the expiration of the Feasibility Period, Seller hereby agrees to also provide reasonable access to the Property and cooperation with Buyer and Buyer’s consultants in connection with field verification and similar advanced preparation work to be performed in connection with Buyer’s anticipated renovation of the Property; provided, however, such field verification and advanced preparation work by Buyer shall not include any demolition or improvement work, nor shall such work unreasonably interfere with Seller’s operation of or relocation activities at the Property.

7.Agreement in Full Force and Effect. Except as expressly amended hereby, the terms and conditions of the Agreement are hereby ratified and confirmed, and shall continue in full force and effect. In the event of any conflict or inconsistency between the terms set forth herein and the terms of the Agreement, the terms contained in this Second Amendment shall govern and control.

8.Counterparts; Facsimile; E-Mail. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Second Amendment, any signature transmitted by facsimile or e-mail (in pdf. or comparable format) shall be considered to have the same legal and binding effect as any original signature.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have entered into this Second Amendment effective as of the day and year first above written.

SELLER:	NIKKEN, Inc., a California corporation By:/s/ Kurt H. Fulle___________________ Name: Kurt H. Fulle Its: President and CEO

BUYER:	Masimo Corporation, a Delaware corporation By: /s/ Yongsam Lee_______________ Name: Yongsam Lee Its: EVP, Operations and CIO